                                                                      Exhibit 2

                           IC GLOBAL SERVICES, INC.
                               1998 STOCK PLAN
                            STOCK OPTION AGREEMENT

              You have been granted the following Option to purchase Common Stock of IC Global Services, Inc. (the "Company"):


       Name of Optionee:                  Roger Jeanty

       Total Number of Shares Granted:    130,000

       Type of Option:                    /X/  Incentive Stock Option

                                          / /  Non-Statutory Stock Option

       Option Price Per Share:            $3.72

       Grant Date:                        April 6, 1999

       Date Exercisable:                  This Option may be exercised, in
                                          whole or in part, for 26,923 of the
                                          Shares subject to this Option at
                                          any time after the Grant Date; for
                                          76,923 of the Shares subject to
                                          this Option at any time after
                                          December 31, 1999; and for 26,154
                                          of the Shares subject to this
                                          Option at any time after
                                          December 31, 2000.

       Vesting Commencement Date:         April 6, 1999

       Vesting Schedule:                  The Unvested Repurchase Right shall
                                          lapse with respect to all of the
                                          Shares subject to this Option upon
                                          the completion of seven (7) years
                                          of Service following the Vesting
                                          Commencement Date.  However, upon
                                          the completion of the following
                                          performance milestones, the
                                          Unvested Repurchase Right shall
                                          lapse earlier with respect to the
                                          following number of Shares subject
                                          to this Option upon the
                                          satisfaction of both of the
                                          following conditions: first, a
                                          Liquidation Event (as defined
                                          below) occurs and second, the Fair
                                          Market Value of the Shares attains
                                          the following values:


----------------------------------------------------------------------------------
Company Target Share Price:                Unvested Repurchase Right Lapses as to:

----------------------------------------------------------------------------------
$10/share                                  32,500 Shares
----------------------------------------------------------------------------------
$14/share                                  32,500 Shares
----------------------------------------------------------------------------------
$18/share                                  32,500 Shares
----------------------------------------------------------------------------------
$22/share                                  32,500 Shares
----------------------------------------------------------------------------------

A Liquidation Event means (a) the closing date of a Corporate Transaction or
(b) the effective date of an initial public offering of the Company's securities ("IPO").

               If the Liquidation Event is an IPO, the Company Target Share Price is deemed to be attained if following the Liquidation Event, the average closing price of the Company's Common Stock on a recognized public market for the previous 20-day period equals or exceeds the Company Target Share Price described above.

               If the Liquidation Event is a Corporate Transaction and the Company's Shares are valued at or above a Company Target Share Price, then at the time of such transaction the Unvested Repurchase Right shall lapse with respect to the number of Shares indicated in the above table. For example, if the value of each Share in the Corporate Transaction is $18/share, then the Unvested Repurchase Right shall lapse with respect to 97,500 Shares subject to this Option. The Unvested Repurchase Right lapses as to the remaining 32,500 Shares as described in the following paragraph.

               In the event that the Liquidation Event is a Corporate Transaction and the Unvested Repurchase Right has not lapsed with respect to 100% of the Shares subject to this Option, then the applicable Company Target Share Price shall be adjusted to be a new Target Share Price ("New Target Share Price") that applies to the securities of the acquiring company in the Corporate Transaction according to the following formula: New Target Share Price = Company Target Share Price/Exchange Ratio in the Corporate Transaction. Thus, each Company Target Share Price shall be converted into a New Target Share Price, which shall apply to the securities of the acquiring company in the Corporate Transaction in order to determine whether the performance milestones are achieved subsequent to the Corporate Transaction.(1)

               In no event shall the "Date Exercisable" of the Shares subject to this Option be at a rate that is slower than the rate at which the Unvested Repurchase Right lapses with respect to the Shares subject to this Option. If the "Date Exercisable" is accelerated as a result of the attainment of the above objectives under the Vesting Schedule, all or a portion of this Option may be deemed a Non-Statutory Stock Option.

               Expiration Date:                    April 5, 2009

By your signature and the signature of the Company's representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the 1998 Stock Plan (the "Plan"), this Stock Option Agreement, the Stock Purchase Agreement and the Buy-Sell Provisions attached to the Stock Purchase Agreement. Any terms not defined herein are defined in the Plan.


OPTIONEE:                              IC GLOBAL SERVICES, INC.:

/s/ Roger O Jeanty                     By:  /s/ Steven L. Fingerhood
---------------------------               ------------------------------------
     Roger O Jeanty                    Title:    Chairman and Chief
---------------------------                  ---------------------------------
Print Name                                       Strategic Officer


-----------------
(1) EXAMPLE: Let's assume the following: (1) the exchange ratio in the Corporate Transaction is .5; (2) the Corporate Transaction valued the value of the Company by referring to the closing price of the acquiring corporation's securities on the date of the closing of the Corporate Transaction and that closing price is equal to $40/share. Thus, the value of each Share of the Company is valued at $20/share ($40(.5)) at the closing of the Corporate Transaction, and the Unvested Repurchase Right lapses as to 97,500 Shares subject to this Option. The remaining 32,500 Shares become vested if the acquiring corporation's securities trade for a 20-day period at a price of at least $44/share.

THIS OPTION AND THE SECURITIES WHICH MAY BE PURCHASED UPON EXERCISE OF
THIS OPTION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH THE SALE OR DISTRIBUTION THEREOF. NO SALE, TRANSFER OR DISTRIBUTION OF THIS OPTION OR THE SECURITIES WHICH MAY BE PURCHASED UPON EXERCISE OF THIS OPTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SHARES WHICH MAY BE PURCHASED UPON EXERCISE OF THIS OPTION MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A STOCK PURCHASE AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY, TO BE ENTERED INTO BETWEEN OPTIONEE AND THE COMPANY AS A CONDITION TO THE EXERCISE OF THIS OPTION.

                         IC GLOBAL SERVICES, INC.
                          STOCK OPTION AGREEMENT

                                 RECITALS

     The following provisions form the basis for and are made a part of this Stock Option Agreement ("Agreement"):

     A. The Board of Directors of the Company has adopted the Company's 1998 Stock Plan (the "Plan") for the purpose of attracting and retaining the Services of certain persons (including officers and employee directors), who contribute to the financial success of the Company or its Parent or Subsidiary.

     B. Optionee is an Eligible Person of the Company or its Parent or Subsidiary, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company's grant of a stock Option to Optionee.

     C. The granted Option is intended to be an incentive stock Option ("Incentive Option") within the meaning of Section 422 of the Code or a non-statutory stock Option ("Non-Statutory Option"), as indicated on the first page of this Agreement.

     D.   Any terms not defined herein are defined in the Plan.

                                   AGREEMENT

     NOW, THEREFORE, it is hereby agreed as follows:

     1. GRANT OF OPTION. Subject to and upon the terms and conditions set forth in this Agreement, there is hereby granted to Optionee, as of the date of this Agreement (the "Grant Date"), a stock option ("Option") to purchase up to the number of Shares of the Company's Common Stock (the "Optioned Shares") at the Option Price, both as indicated on the first page of this Agreement.

     2. PLAN. The Option granted hereunder is in all instances subject to the terms and conditions of the Plan. In the event of any conflict between this Agreement and the Plan, the provisions of the Plan shall control. Optionee acknowledges receipt of a copy of the Plan and hereby accepts this Option subject to all of the terms and conditions of the Plan. Optionee agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Plan.

     3. OPTION TERM. This Option shall have a maximum term of ten (10) years measured from the Grant Date (the "Expiration Date"), unless earlier terminated in accordance with Paragraph 6, 8(a) or 20 hereof (the "Option Term").

     4. OPTION NONTRANSFERABLE; EXCEPTION. The Option shall be neither transferable nor assignable by Optionee, either voluntarily or involuntarily, other than by will or by the laws of descent and distribution and may be exercised, during Optionee's lifetime, only by Optionee.

     5.   DATES OF EXERCISE.

          (a) Exercisability. This Option shall be exercisable according to the exercise schedule indicated on the first page of this Agreement. Shares purchased by exercising this Option may be subject to the Unvested Repurchase Right under Paragraph 8. Once exercisable, this Option shall remain so exercisable until the expiration or sooner termination of the Option Term under Paragraph 6 or Paragraph 9(a) of this Agreement. In no event, however, shall this Option be exercisable for any fractional shares.

          (b) $100,000 Limitation. If this Option is designated as an Incentive Option in the first page of this Agreement, then the Optionee's right to exercise this Option shall be deferred to the extent (and only to the extent) that this Option otherwise would not be treated as an Incentive
Option by reason of the $100,000 annual limitation under Section 422(d) of the Code, except that:

              (i) The Optionee's right to exercise this Option shall in any event become exercisable at least as rapidly as 20% per year over the five-year period commencing on the Grant Date, unless the Optionee is an officer of the Company, an Outside Director or a Consultant; and

             (ii) The Optionee's right to exercise this Option shall no longer be deferred if (A) the Company is subject to a Corporate Transaction before the Optionee's Service terminates, (B) this Option does not remain outstanding,
                    (C) this Option is not assumed by the Successor Corporation or its parent and (D) the Successor Corporation or its parent does not substitute an option with substantially the same terms for this Option.

     6. TERMINATION OF OPTION TERM. The Option Term specified in Paragraph 3 shall terminate (and this Option shall cease to be exercisable) earlier than the Expiration Date should one of the following provisions become applicable:

          (a) Except as otherwise provided in subparagraphs (b) or (c) below, should Optionee cease to provide Service for the Company at any time during the Option Term, then the period for exercising this Option shall be a thirty (30) day period commencing with the date of such cessation of Service. In no event shall this

Option be exercisable for more Optioned Shares than the number for which this Option is exercisable for vested Optioned Shares on the date Optionee ceased to provide Service. To the extent the Option is not exercisable for vested Optioned Shares on the Service cessation date, that portion of the Option shall terminate and cease to be outstanding on such date. Upon the expiration of such thirty (30) day period, the vested and unexercised portion of this Option shall terminate and cease to be outstanding.

         (b) Should Optionee die while this Option is outstanding, then the executors or administrators of Optionee's estate or Optionee's heirs or legatees (as the case may be) shall have the right to exercise this Option for the number of vested Optioned Shares (if any) for which the Option is exercisable on the date of the Optionee's death. To the extent the Option is not exercisable for vested Optioned Shares on the Service cessation date, that portion of the Option shall terminate and cease to be outstanding on such date. Such exercise right shall lapse and this Option shall terminate and cease to be exercisable six (6) months from the date of the Optionee's death.

         (c) Should Optionee become disabled and cease by reason thereof to provide Service for the Company at any time during the Option Term, then Optionee shall have a period of six (6) months (commencing with the date of such cessation of Service) to exercise this Option for vested Optioned Shares; provided, however, that in no event shall this Option be exercisable for more Optioned Shares than the number for which this Option is vested on the date Optionee ceased Service. To the extent the Option is not exercisable for vested Optioned Shares on the Service cessation date, that portion of the Option shall terminate and cease to be outstanding on such date. Upon the expiration of such six (6) month period of exercisability, the vested and unexercised portion of this Option shall terminate and cease to be exercisable.

         (d) For purposes of this Paragraph 6 and for all other purposes under this Agreement, Optionee shall be deemed to continue in the Company's Service for so long as Optionee remains in Service with the Company or its Parent or Subsidiary.

     7.  ADJUSTMENT IN OPTION SHARES.

         (a) In the event any change is made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, combination of shares, or other change affecting the outstanding Common Stock as a class without receipt of consideration (as set forth in the Plan), then appropriate adjustments will be made to: (i) the total number of Optioned Shares subject to this Option; and (ii) the Option Price payable per share in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder. The granting of stock Options or bonuses to Optionees and the conversion of any convertible securities of the Company shall not be deemed to have taken place "without receipt of consideration" for the purposes of this Paragraph 7(a).

         (b) If the Company is the surviving entity in any merger or other business combination, then this Option, if outstanding under the Plan immediately after such merger or other business combination, shall be appropriately adjusted to apply and pertain to the number and class of securities to which Optionee immediately prior to such merger or other business combination would have been entitled to receive in the consummation of such merger or other business combination.

     8.  UNVESTED REPURCHASE RIGHT.

         (a) Scope of Repurchase Right. Unless they have become vested in accordance with the first page of this Agreement and Subparagraph (c) below, the Shares acquired under this Agreement initially shall be Restricted Shares and shall be subject to a right (but not an obligation) of repurchase by the Company ("Unvested Repurchase Right"). The Optionee shall not transfer, assign, encumber or otherwise dispose of any Restricted Shares, except as provided in the following sentence. The Optionee may transfer Restricted Shares (i) by beneficiary designation, will or intestate succession or (ii) to the Optionee's spouse, children or grandchildren or to a trust established by the Optionee for the benefit of the Optionee or the Optionee's spouse, children or grandchildren, provided in either case that the person to whom the Optionee has transferred the Shares ("Transferee") agrees in writing on a form prescribed by the Company to be bound by all provisions of this Agreement. If the Optionee transfers any Restricted Shares, then this Paragraph 8 shall apply to the Transferee to the same extent as to the Optionee.

          (b) Condition Precedent to Exercise. The Unvested Repurchase Right shall be exercisable with respect to any Restricted Shares only during the 60-day period next following the later of:

               (i) The date when the Optionee's Service terminates for any reason, with or without cause, including (without limitation) death or disability; or

              (ii) The date when such Restricted Shares were purchased by the Optionee, the executors or administrators of the Optionee's estate or any person who has acquired this option directly from the Optionee by bequest, inheritance or beneficiary designation.

          (c) Lapse of Repurchase Right. The Unvested Repurchase Right shall lapse with respect to the Shares subject to this Option in accordance with the vesting schedule set forth in the first page of this Agreement. In addition, the Unvested Repurchase Right shall lapse and all of the remaining Restricted Shares shall become vested if (i) the Company is subject to a Corporate Transaction before the Optionee's Service terminates and (ii) the Unvested Repurchase Right is not assigned to the Successor Corporation or to its parent or subsidiary. Even if the Shares subject to this Option are no longer subject to the Unvested Repurchase Right, the Shares subject to this Option shall remain subject to any other restrictions in this Agreement, the Plan and the Stock Purchase Agreement and its Buy-Sell Provisions, including but not limited to the Vested Repurchase Right, as described therein.

          (d) Repurchase Cost. If the Company exercises the Unvested Repurchase Right, it shall pay the Optionee an amount equal to the Option Price for each of the Restricted Shares being repurchased.

          (e) Exercise of Repurchase Right. The Unvested Repurchase Right shall be exercisable only by written notice delivered to the Optionee prior to the expiration of the 60-day period specified in Subparagraph (b) above. The notice shall set forth the date on which the repurchase is to be effected. Such date shall not be more than 30 days after the date of the notice. The certificate(s) representing the Restricted Shares to be repurchased shall, prior to the close of business on the date specified for the repurchase, be delivered to the Company properly endorsed for transfer. The Company shall, concurrently with the receipt of such certificate(s), pay to the Optionee the purchase price determined according to Subparagraph (d) above. Payment shall be made in cash or cash equivalents or by canceling indebtedness to the Company incurred by the Optionee in the purchase of the Restricted Shares. The Unvested Repurchase Right shall terminate with respect to any Restricted Shares for which it has not been timely exercised pursuant to this Subparagraph (e).

          (f) Additional Shares or Substituted Securities. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company's outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any Restricted Shares or into which such Restricted Shares thereby become convertible shall immediately be subject to the Unvested Repurchase Right. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of the Restricted Shares. Appropriate adjustments shall also, after each such transaction, be made to the price per share to be paid upon the exercise of the Unvested Repurchase Right in order to reflect any change in the Company's outstanding securities effected without receipt of consideration therefor; provided, however, that the aggregate purchase price payable for the Restricted Shares shall remain the same.

          (g) Termination of Rights as Stockholder. If the Company makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Restricted Shares to be repurchased in accordance with this Paragraph 8, then after such time the person from whom such Restricted Shares are to be repurchased shall no longer have any rights as a holder of such Restricted Shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such Restricted Shares shall be deemed to have been repurchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Agreement.

          (h) Escrow. Upon issuance, the certificates for Restricted Shares shall be deposited in escrow with the Company to be held in accordance with the provisions of this Agreement. Any new, substituted or additional securities or other property described in Subparagraph (f) above shall immediately be delivered to the Company to be held in escrow, but only to the extent the Shares are at the time Restricted Shares. All regular cash dividends on Restricted Shares (or other securities at the time held in escrow) shall be paid directly to the Optionee and shall not be held in escrow. Restricted Shares, together with any other assets or securities held in escrow hereunder, shall be (i) surrendered to the Company for repurchase and cancellation upon the Company's exercise of its Unvested Repurchase Right or any other repurchase rights or (ii) released to the Optionee upon the Optionee's request to the extent the Shares are no longer Restricted Shares (but not more frequently than once every six months). In any event, all Shares which have vested (and any other vested assets and securities attributable thereto) shall be released within 60 days after the earlier of
(i) the Optionee's cessation of Service or (ii) the lapse of any other repurchase rights.

     9.   SPECIAL TERMINATION OF OPTION.

          (a) In the event of a Corporate Transaction that occurs before the Optionee's Service terminates, the Options may be assumed or comparable options or awards substituted by the Successor Corporation, or a parent or subsidiary thereof. The determination of option or award comparability shall be made by the Board, and its determination shall be final, binding and conclusive. In the event that such Successor Corporation refuses to assume all Options or to substitute comparable options for these Options, the Options will become fully vested and exercisable immediately before the closing of the Corporate Transaction. In any event, if the Options are not assumed or substituted, and were not exercised prior to the closing of the Corporate Transaction, the Options will then terminate and cease to be exercisable on the closing date of the Corporate Transaction. For purposes of this paragraph, an Option granted under the Plan shall be deemed to be assumed if, following a sale of assets or merger, the Option confers the right to purchase, for each Optioned Share immediately prior to such sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each Share held on the effective date of the Corporate Transaction (and, if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the sale of assets or merger was not solely Common Stock of the Successor Corporation or its parent or subsidiary, the Board may, with the consent of the Successor Corporation and the Optionee, provide for the per share consideration to be received upon exercise of the Option to be solely Common Stock of the Successor Corporation or its parent or subsidiary equal in fair market value (determined as set forth in Section 8(b) of the Plan) to the per share consideration received by holders of Common Stock in the sale of assets or merger. The Company can give no assurance that any Options will be assumed or comparable options substituted by the Successor Corporation or its parent or subsidiary.

          (b) This Agreement shall not in any way affect the right of the Company to make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

     10. PRIVILEGE OF STOCK OWNERSHIP. The holder of this Option shall not have any of the rights of a stockholder with respect to the Optioned Shares until such individual shall have exercised the Option, and paid the Option Price in accordance with this Agreement.

     11.  MANNER OF EXERCISING OPTION.

          (a) In order to exercise this Option with respect to all or any part of the Optioned Shares for which this Option is at the time exercisable, Optionee (or in the case of exercise after Optionee's death, Optionee's executor, administrator, heir or legatees, as the case may be) must take the following actions:

               (i) Execute and deliver to the Chairman or the Chief Executive Officer of the Company a stock purchase agreement in the form substantially set forth in attached EXHIBIT B (the "Purchase Agreement") which includes the buy-sell provisions attached thereto; and

               (ii) Pay the aggregate Option Price for the purchased shares in cash, unless another form of permitted consideration is described in Exhibit A, if any, attached hereto or permitted by the Board at the time of exercise.

          (b) This Option shall be deemed to have been exercised with respect to the number of Optioned Shares specified in the Purchase Agreement at such time as the executed Purchase Agreement for such shares shall have been delivered to the Company and all other conditions of this Paragraph have been fulfilled. Payment of the Option Price shall immediately become due and shall accompany the Purchase Agreement. As soon thereafter as practical, the Company shall mail or deliver to Optionee or to the other person or persons exercising this Option a certificate or certificates representing the Shares so purchased and paid for.

     12.  COMPLIANCE WITH LAWS AND REGULATIONS.

          (a) The exercise of this Option and the issuance of Optioned Shares upon such exercise shall be subject to compliance by the Company and Optionee with all applicable requirements of law or regulations relating thereto and with all applicable rules of any stock exchange on which shares of the Company's Common Stock may be listed at the time of such exercise and issuance.

          (b) In connection with the exercise of this Option, Optionee shall execute and deliver to the Company such representations in writing as may be requested by the Company in order for it to comply with the applicable requirements of federal and state securities laws.

     13. SUCCESSORS AND ASSIGNS. Except to the extent otherwise expressly provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee and the successors and assigns of the Company.

     14.  LIABILITY OF COMPANY.

          (a) If the Optioned Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may without stockholder approval be issued under the Plan, then this Option shall be void with respect to such excess shares unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.

          (b) The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Common Stock pursuant to this Option without the imposition of requirements unacceptable to the Company in its reasonable discretion shall relieve the Company of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.

          (c) Neither the Company nor any Parent, Subsidiary or Successor Corporation will have any liability to Optionee or any other person if it is determined for any reason that any Options granted hereunder are not Incentive Options, if indicated on the first page of this Agreement.

     15. NO SERVICE CONTRACT. Except to the extent the terms of any written contract between the Company and Optionee may expressly provide otherwise, the Company (or any Parent or Subsidiary that Optionee provides Service) shall be under no obligation to continue the Service of Optionee for any period of specific duration and may terminate Optionee's Service at any time, with or without cause.

     16. WITHHOLDING. Optionee acknowledges that, upon any exercise of this Option, the Company shall have the right to require Optionee to pay to the Company, in such form as is acceptable to the Company, an amount equal to the amount the Company is required to withhold as a result of such exercise for any tax purposes under any federal, local, state or foreign tax laws.

     17. NOTICES. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed duly given if personally delivered or if mailed by certified mail, return receipt requested, prepaid and addressed to the Optionee at the address last given to the Company by the Optionee.

     18. CONSTRUCTION. This Agreement and the Option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan. All decisions of the Company with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this Option.

     19. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Delaware (except for their choice of law provisions).

     20. STOCKHOLDER APPROVAL. The grant of this Option is subject to approval of the Plan by the Company's stockholders within twelve (12) months before or after the adoption of the Plan by the Board of Directors, and this Option may not be exercised in whole or in part until such stockholder approval is obtained. In the event that such stockholder approval is not obtained, then this Option shall thereupon terminate and Optionee shall have no rights to acquire any Optioned Shares hereunder.

     21. ATTORNEYS' FEES. If any party to this Agreement brings an action against another party to enforce his or its rights under this Agreement, the prevailing party shall be entitled to recover his or its costs and expenses, including, without limitation, attorneys' fees and costs incurred in connection with such action, including any appeal of such action.

     22. REPURCHASE RIGHTS. OPTIONEE HEREBY AGREES THAT ALL OPTIONED SHARES ACQUIRED UPON THE EXERCISE OF THIS OPTION SHALL BE SUBJECT TO CERTAIN RIGHTS OF THE COMPANY, ITS ASSIGNS AND OTHERS TO REPURCHASE SUCH SHARES IN ACCORDANCE WITH THE TERMS AND CONDITIONS SPECIFIED IN THE PURCHASE AGREEMENT AND THE BUY-SELL PROVISIONS.

     23. POWER OF ATTORNEY. Optionee's spouse ("Spouse") hereby appoints Optionee as Spouse's true and lawful attorney in fact, for Spouse and in Spouse's name, place and stead, and for Spouse's use and benefit, to agree to any amendment or modification of this Agreement and to execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. Spouse further gives and grants unto Optionee as Spouse's attorney in fact full power and authority to do and perform every act necessary and proper to be done in the exercise of any of the foregoing powers as fully as Spouse might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that Optionee shall lawfully do and cause to be done by virtue of this power of attorney.

     24. RELEASE. In consideration of the execution and delivery of this Agreement and the grant of the Option hereunder, Optionee, for Optionee, and Optionee's heirs, executors, administrators, agents, affiliates, successors and assigns (collectively, the "Optionee Affiliates"), hereby fully and without limitation, releases and discharges the Company, and its agents, representatives, stockholders, officers, directors, employees, consultants, attorneys, affiliates, successors and assigns (collectively, the "Optionee Affiliates"), both individually and collectively, from any and all rights, which Optionee and/or any Optionee Affiliate may now have or claim to have against, or claim from, the Company and/or any Company Affiliate, arising out of any prior contract, agreement or understanding, whether oral or written, with respect to the grant to Optionee of any capital stock, Options, convertible securities or other equity securities of the Company, to the maximum extent permitted by law.

     25. OPTIONEE UNDERTAKING. Optionee hereby agrees to take whatever additional action and execute whatever additional documents the Company may in its judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on Optionee, the Option or the Optioned Shares pursuant to the express provisions of this Agreement.

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

     26. AGREEMENT IS ENTIRE CONTRACT. This Agreement along with the other documents referred to herein constitutes the entire agreement and understanding between the parties hereto as to the subject matter hereof and supersedes all prior agreements and understandings in this regard.

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

                                EXHIBIT A

                 OTHER FORMS OF ACCEPTABLE CONSIDERATION

     If no forms are listed, each shall be the only acceptable form of consideration for the exercise of the Options.


     1.   Cash, check or money order.

     2.   Shares of Common Stock, pursuant to Section 8(e) of the Plan.

     3.   Exercise/Sale method, pursuant to Section 8(f) of the Plan.

     4.   Exercise/Pledge method, pursuant to Section 8(g) of the Plan.





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


                                 EXHIBIT B

            STOCK PURCHASE AGREEMENT AND BUY-SELL PROVISIONS









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